LOS ANGELES SINGAPORE KUALA LUMPUR INDONESIA BANGKOK SUZHOU TIANJIN CHONGQING
FOR IMMEDIATE RELEASE	Company Contact: A. Charles Wilson Chairman (818) 787-7000	Investor Contact: Berkman Associates (310) 477-3118 info@BerkmanAssociates.com

Trio-Tech Fourth Quarter Revenue Increases 58% to $11.3 Million
Net Loss Narrows 33% to $0.18 Per Share

Fiscal 2012 Net Loss Widens to $0.94 Per Share As Revenue Decreased 3.7% to $34.2 Million

Van Nuys, CA -- October 8, 2012 -- Trio-Tech International (NYSE MKT:TRT) today announced audited financial results for the fourth quarter and fiscal 2012 ended June 30, 2012.

For fiscal 2012, Trio-Tech reported revenue of $34,211,000, a decrease of 3.7% compared to revenue of $35,535,000 for fiscal 2011.  The net loss attributable to Trio-Tech common shareholders for fiscal 2012 was $3,104,000, or $0.94 per share.  This compares to a net loss for fiscal 2011 of $688,000, or $0.21 per diluted share.

For the fourth quarter of fiscal 2012, revenue increased 58.1% to $11,271,000 compared to $7,128,000 for the fourth quarter of fiscal 2011.  The net loss attributable to Trio-Tech common shareholders for the fourth quarter of fiscal 2012 narrowed 33% to $579,000, or $0.18 per share, compared to a net loss of $904,000, or $0.27 per share, for the fourth quarter of fiscal 2011.

"Trio-Tech had some notable successes in fiscal 2012 as well as a few disappointments.  A reduction in business at our Malaysian facility affected testing services operating margins.

"In addition, the performance of our oil and gas equipment fabrication business did not meet our expectations for revenue or profitability.  We are taking a hard look at this business, with a view to eliminating operating losses as rapidly as possible.  We recently communicated the notice of termination of the lease on the fabrication yard in Batam Indonesia. Going forward, fabrication projects will be subcontracted to other local service providers," said SW Yong, Trio-Tech's CEO.

"The annual results also mask an encouraging improvement in the pace of activity in our core semiconductor test equipment manufacturing and testing services businesses beginning in the third quarter of fiscal 2012.  These more robust conditions continued in the fourth quarter and backlogs in both segments increased.  As we enter the new fiscal year, we are looking forward for a better outlook for our testing and manufacturing operations," Yong said.

Fiscal 2012 Results
The decrease in revenue for fiscal 2012 was primarily the result of lower sales of the Company's proprietary semiconductor test equipment products and lower semiconductor testing volume in Malaysia.  Revenue in the real estate segment also declined for the year.  These decreases were partly offset by higher revenue in the Company's fabrication services segment.
Revenue from product sales decreased to $18,030,000 for fiscal 2012 compared to $20,447,000 for fiscal 2011.  Revenue from testing services decreased to $12,922,000 for fiscal 2012 compared to $13,126,000 for the prior fiscal year.  Revenue in the real estate segment decreased to $148,000 for fiscal 2012 compared to $1,062,000 for fiscal 2011.  Revenue from the Company's oil and gas equipment fabrication business increased to $3,111,000 for fiscal 2012 compared to $900,000 for fiscal 2011.

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Trio-Tech Fourth Quarter Revenue Increases 58% to $11.3 Million
Net Loss Narrows 33% to $0.18 Per Share
October 8, 2012
Page Two

Gross margin as a percentage of revenue for fiscal 2012 decreased to 13.4% compared to 23.4% for fiscal 2011.  Product segment gross margin improved to 15.7% compared to 14.2% for fiscal 2011.  Gross margin in the real estate segment decreased to 25.7% compared to 81.8% for fiscal 2011. Gross margin in fabrication services was negative 17.8% for fiscal 2012 compared to negative 26.9% for fiscal 2011.

General and administrative expenses decreased 5.9% to $7,737,000 for fiscal 2012 compared to $8,219,000 for fiscal 2011, primarily due to reduced payroll expense in the Company's Singapore office.

The loss from operations for fiscal 2012 was $4,300,000 compared to a loss from operations of $586,000 for fiscal 2011.

Fourth Quarter Results

The increase in revenue for the fourth quarter of fiscal 2012 was primarily the result of higher sales of the Company's proprietary semiconductor test equipment products and higher semiconductor testing volume in Singapore, Tianjin and Suzhou in China.  These increases were partly offset by lower revenue in the Company's fabrication services and real estate segments.

Revenue from product sales more than doubled to $7,345,000 for the fourth quarter of fiscal 2012 compared to $3,103,000 for the fourth quarter of fiscal 2011.  Backlog in the manufacturing segment at June 30, 2012 increased to $4,321,000 compared to $2,079,000 at June 30, 2011.

Revenue from testing services increased 6.0% to $3,675,000 for the fourth quarter of fiscal 2012 compared to $3,467,000 for the same period of the prior fiscal year.  Testing services backlog increased to $2,292,000 at June 30, 2012 compared to $870,000 at June 30, 2011.

Revenue from the Company's oil and gas equipment fabrication business decreased to $228,000 for the fourth quarter of fiscal 2012 compared to $504,000 for the fourth quarter of fiscal 2011.  Trio-Tech booked an asset impairment loss of $216,000 in the fourth quarter of fiscal 2012 related to the fabrication business.  This compares to an impairment loss of $72,000 in the fourth quarter of fiscal 2011.

Revenue from the Company's real estate segment was $23,000 for the fourth quarter of fiscal 2012 compared to $54,000 for the fourth quarter of fiscal 2011.

Gross margin as a percentage of revenue for the fourth quarter of fiscal 2012 decreased to 13.4% compared to 18.0% for the fourth quarter of fiscal 2011.  Product segment gross margin improved to 14.7% compared to 11.1% for last year's fourth quarter.  Gross margin in the Company's testing segment decreased to 22.1% compared to 27.4% for the fourth quarter of fiscal 2011.  Gross margins also deteriorated in both the fabrication and real estate segments.

General and administrative expenses decreased 11.3% to $1,853,000 for the fourth quarter of fiscal 2012 compared to $2,088,000 for the fourth quarter of fiscal 2011, primarily due to reduced payroll expense in the Company's Singapore office.

The loss from operations for the fourth quarter of fiscal 2012 was $840,000 compared to a loss from operations of $1,101,000 for the fourth quarter of fiscal 2011.

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Trio-Tech Fourth Quarter Revenue Increases 58% to $11.3 Million
Net Loss Narrows 33% to $0.18 Per Share
October 8, 2012
Page Two

Balance Sheet Highlights

As of June 30, 2012, Trio-Tech reported cash and cash equivalents, restricted term deposits and short-term deposits of $5,267,000, working capital of $5,196,000, short-term lines of credit and short-term and long-term loans payable of $7,744,000, and shareholders' equity of $20,556,000, or $6.25 per outstanding share.

"Due to the increase in revenue in the fourth quarter of fiscal 2012, trade receivables increased to $11,311,000 at June 30, 2012 compared to $6,812,000 at June 30, 2011.  Given our normal collection cycles, we expect receivables to decrease beginning in the current quarter," Yong said.

At June 30, 2011, Trio-Tech reported cash and cash equivalents, restricted term deposits and short-term deposits of $6,872,000, working capital of $7,256,000, short-term lines of credit and short-term and long-term loans payable of $4,248,000, and shareholders' equity of $24,977,000, or $7.60 per outstanding share.

About Trio-Tech

Established in 1958 and headquartered in Van Nuys, California, Trio-Tech International is a diversified business group with interests in semiconductor testing services, manufacturing and distribution of semiconductor testing equipment, oil and gas equipment fabrication and real estate.  Further information about Trio-Tech's semiconductor products and services can be obtained from the Company's Web site at www.triotech.com, www.universalfareast.com, www.shi-international.com and www.ttsolar.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and assumptions regarding future activities and results of operations of the Company.  In light of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the following factors, among others, could cause actual results to differ materially from those reflected in any forward-looking statements made by or on behalf of the Company: market acceptance of Company products and services; changing business conditions or technologies and volatility in the semiconductor industry, which could affect demand for the Company's products and services; the impact of competition; problems with technology; product development schedules; delivery schedules; changes in military or commercial testing specifications which could affect the market for the Company's products and services; difficulties in profitably integrating acquired businesses, if any, into the Company; risks associated with conducting business internationally and especially in Southeast Asia, including currency fluctuations and devaluation, currency restrictions, local laws and restrictions and possible social, political and economic instability; changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations; and other economic, financial and regulatory factors beyond the Company's control. Other than statements of historical fact, all statements made in this Quarterly Report are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future financial results and condition. In some cases, you can identify forward-looking statements by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," "believes," "can impact," "continue," or the negative thereof or other comparable terminology.  Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.

(tables attached)

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
Revenue	2012	2011	2012	2011
Products	$7,345	$3,103	$18,030	$20,447
Testing Services	3,675	3,467	12,922	13,126
Fabrication Services	228	504	3,111	900
Others	23	54	148	1,062
	11,271	7,128	34,211	35,535
Cost of Sales
Cost of products sold	6,267	2,758	15,192	17,542
Cost of testing services rendered	2,862	2,516	10,659	8,339
Cost of fabrication services rendered	602	548	3,665	1,142
Others	35	26	110	193
	9,766	5,848	29,626	27,216

Gross Margin	1,505	1,280	4,585	8,319

Operating Expenses (Gains) :
General and administrative	1,853	2,088	7,737	8,219
Selling	202	147	633	511
Research and development	74	75	295	250
Impairment loss	216	72	216	72
(Gain) Loss on disposal of property, plant and equipment	-	(1)	4	(147)
Total operating expenses	2,345	2,381	8,885	8,905

Loss from Operations	(840)	(1,101)	(4,300)	(586)

Other Income (Expenses)
Interest expenses	(86)	(70)	(301)	(243)
Other income, net	(3)	272	176	702
Total other income (expenses)	(89)	202	(125)	459

Loss from Continuing Operations before Income Taxes	(929)	(899)	(4,425)	(127)
Income Tax (Expense) Benefit	49	-	(65)	195

Loss from Continuing Operations before Non-controlling interest, net of tax	(978)	(899)	(4,360)	(322)

Equity in loss of unconsolidated joint venture, net of tax	-	(2)	(11)	(9)

Loss from Discontinued operations, net of tax	(2)	(2)	(4)	(4)

NET LOSS	$(980)	$(903)	$(4,375)	$(335)

Less: Net (Loss) Income Attributable to the Non-controlling Interest	(401)	1	(1,271)	353
Net Loss Attributable to Trio-Tech International	(579)	(904)	(3,104)	(688)

Amounts Attributable to Trio-Tech International Common Shareholders:
Loss from Continuing Operations, net of tax	(577)	(902)	(3,100)	(684)
Loss from Discontinued Operations, net of tax	(2)	(2)	(4)	(4)

Net Loss Attributable to Trio-Tech International Common Shareholders	(579)	(904)	(3,104)	(688)

Comprehensive Loss Attributable to Trio-Tech Common Shareholders:

Net Loss	$(980)	$(903)	$(4,375)	$(335)

Foreign currency translation, net of tax	(334)	78	(250)	1,448
Comprehensive (Loss) Income	(1,314)	(825)	(4,625)	1,113

Less: Comprehensive (loss) income attributable to non-controlling interest	(386)	(151)	(1,249)	160

Comprehensive (Loss) Income Attributable to Trio-Tech International	(928)	(674)	(3,376)	953

Loss per Share Attributable to Trio-Tech International:
From continuing operations - basic and diluted	$(0.18)	$(0.27)	$(0.94)	$(0.21)
From discontinued operations - basic and diluted	0.00	0.00	0.00	0.00

Net Loss Attributable to Trio-Tech International - basic and diluted	$(0.18)	$(0.27)	$(0.94)	$(0.21)

Weighted average common shares outstanding -- basic and diluted	3,288	3,308	3,288	3,288

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	June 30,	June 30,
	2012	2011
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$1,572	$3,111
Short-term deposits	250	199
Trade accounts receivable, net	11,311	6,812
Other receivables	962	309
Loan receivables from property development projects	1,101	1,083
Inventories, net	2,324	2,430
Prepaid expenses and other current assets	406	348
Assets held for sale	130	137

Total current assets	18,056	14,429

INVESTMENT IN UNCONSOLIDATED JOINT VENTURE	765	764
INVESTMENT PROPERTY IN CHINA, Net	1,815	1,238
PROPERTY, PLANT AND EQUIPMENT, Net	13,193	14,951
OTHER ASSETS	776	1,412
RESTRICTED TERM DEPOSITS	3,445	3,562

TOTAL ASSETS	$38,050	$36,356

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
Lines of credit	$3,605	$1,333
Accounts payable	4,834	1,874
Accrued expenses	3,011	3,179
Income taxes payable	469	492
Current portion of bank loans payable	766	147
Current portion of capital leases	175	148

Total current liabilities	12,860	7,173

BANK LOANS PAYABLE, net of current portion	3,373	2,768
CAPITAL LEASES, net of current portion	221	271
DEFERRED TAX LIABILITIES	497	677
OTHER NON-CURRENT LIABILITIES	543	490

TOTAL LIABILITIES	17,494	11,379

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY

TRIO-TECH INTERNATIONAL'S SHAREHOLDERS' EQUITY:
Common stock, no par value, 15,000,000 shares
authorized; 3,321,555 shares issued and
outstanding at June 30, 2012, and June 30, 2011	10,531	10,531
Paid-in capital	2,431	2,227
Accumulated retained earnings	2,687	5,791
Accumulated other comprehensive gain-translation adjustments	3,187	3,459

Total Trio-Tech International shareholders' equity	18,836	22,008

NON-CONTROLLING INTEREST	1,720	2,969

TOTAL EQUITY	20,556	24,977

TOTAL LIABILITIES AND EQUITY	$38,050	$36,356